Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 2-75843, 2-91475, 33-20308, 33-27657, 33-63608, 333-24605, 333-81963, 333-85841, 333-94349, 333-83116 and 333-91198 on the respective Forms S-8 and in Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-67928 on Form S-4 of our reports dated December 12, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of International Game Technology and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of International Game Technology for the year ended September 30, 2005.

/s/ DELOITTE & TOUCHE LLP

Reno, Nevada
December 12, 2005